Consent of Independent Auditors


The Board of Directors
Piercing Pagoda, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 33-98288) on Form S-8 of Piercing Pagoda, Inc. of our report dated June 2, 2000, relating to the statements of financial condition of the Piercing Pagoda, Inc. Employee Stock Purchase Plan as of March 31, 2000 and 1999, and the related statements of income (deductions) and changes in plan equity for each of the years in the three-year period ended March 31, 2000, which report is included in the March 31, 2000 Annual Report on Form 11-K of the Piercing Pagoda, Inc. Employee Stock Purchase Plan.





Allentown, Pennsylvania
June 20, 2000                                         KPMG LLP